Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 884-2463, msullivan@susser.com

Dennard ■ Lascar Associates, LLC
Anne Pearson, Senior Vice President
FOR IMMEDIATE RELEASE		(210) 408-6321, apearson@dennardlascar.com
Susser Holdings Reports Third Quarter 2013 Results
•Same-store merchandise sales up 3.4% year-over-year
•Average retail fuel gallons per store increased 5.6%
•Adjusted EBITDA(1) up 18.8%
•21 new Stripes® stores opened year-to-date, 10 under construction
CORPUS CHRISTI, Texas, November 6, 2013 - Susser Holdings Corporation (NYSE: SUSS) today reported financial and operating results for the three months ended September 29, 2013. Results detailed below include the results of Susser Petroleum Partners LP (NYSE: SUSP) unless otherwise noted.
Same-store merchandise sales increased 3.4 percent in the third quarter of 2013, compared with growth of 5.8 percent in the third quarter of last year. Average retail gallons sold per store increased 5.6 percent versus the prior-year period, compared with growth of 6.6 percent in the third quarter of last year. Retail net merchandise margin was 33.8 percent in both the latest quarter and the third quarter a year ago.
Retail fuel margin before credit card expense averaged 18.3 cents per gallon, versus 20.1 cents per gallon reported in the third quarter of 2012. The retail fuel margin for the most recent quarter has been reduced by a 3-cent-per-gallon mark-up charged by Susser Petroleum Partners beginning September 25, 2012, following its initial public offering. The wholesale segment previously made no profit on motor fuel sales to the retail segment but now records a mark-up on these gallons. Had the 3-cent-per-gallon margin been charged in prior years, the comparable third quarter 2012 retail margin would have been 17.1 cents per gallon and the previous five years' comparable third-quarter average margin would have been 19.5 cents per gallon.
Adjusted EBITDA(1) totaled $49.4 million, up 18.8 percent from a year ago. Consolidated gross profit was $172.2 million, an increase of 13.1 percent from the third quarter of last year. These results primarily reflect higher merchandise sales and fuel volumes sold.
Excluding the impact of a $3.5 million non-cash deferred tax charge related to the acquisition of Gainesville Fuel, Inc. and its subsequent contribution to SUSP, adjusted net income attributable to Susser Holdings was $16.4 million, or $0.76 per diluted share. On a reported basis, including the impact of these charges, net income attributable to Susser Holdings was $12.9 million, or $0.59 per diluted share. By comparison, in the third quarter of 2012, adjusted net income attributable to Susser Holdings, excluding these charges, was $10.5 million, or $0.49 per diluted share. In the prior-year period the Company recorded a non-cash deferred tax expense of $3.6 million relating to the contribution of $10.3 million of goodwill from Susser Holdings to Susser Petroleum Partners in connection with the IPO. Including the impact of this charge, reported net income was $6.8 million, or $0.32 per diluted share for the third quarter of last year.
Third quarter 2013 consolidated revenues totaled nearly $1.6 billion, an increase of 6.6 percent from a year ago. This increase was the result of a 9.8 percent increase in merchandise sales, a 7.6 percent increase in retail fuel revenues and a 3.1 percent increase in wholesale fuel revenues from third parties. The positive revenue impact of higher fuel volumes sold in both segments was partially offset by slightly lower per-gallon selling prices.

“Our Stripes stores continued to perform well in the third quarter, which is seasonally one of our two best quarters,” said Sam L. Susser, Chairman and Chief Executive Officer. “We delivered solid, positive same-store merchandise sales growth, and strong gallon growth from our retail segment. Economic activity and job creation in our key Texas markets continue to provide our Company tailwinds, and we remain bullish on the growth opportunities to expand the Stripes brand next year and beyond.
“During the third quarter we also continued to grow our wholesale business with organic growth and the acquisition of Gainesville Fuel, a fuel distribution business that is expected to benefit both Susser Petroleum Partners’ and Susser Holdings’ financial results,” he added.
New Convenience Store and Wholesale Business Update
Susser Holdings opened 10 new large-format Stripes® convenience stores during the third quarter and closed one smaller store. Through the first nine months of 2013, the Company has opened a total of 20 new stores and closed three. One additional store has opened in the fourth quarter, one was converted to dealer operation, and ten more are currently under construction. The Company expects to open a total of 28 to 30 Stripes convenience stores this year and continues to acquire additional land for future store development. The Company currently operates a total of 576 Stripes stores, of which 371 include a restaurant concept, primarily Laredo Taco Company®.
Nine new contracted sites were added in the wholesale segment in the third quarter, and five sites were discontinued, for a total of 587 contracted branded dealer sites as of September 29, consisting of 97 consignment locations and 490 other independent branded dealer contracts. Year-to-date, the Company has added 24 new contracted sites to the wholesale segment and discontinued 16. Susser currently expects to add a total of 32 to 40 new wholesale branded dealers and consignment sites and discontinue supply to 20 to 24 sites for the full year.
As previously reported, in September Susser Holdings acquired Gainesville Fuel Inc., which operates a wholesale fuel and lubricants distribution business selling approximately 60 million gallons of diesel annually to oil and gas producers in northern Texas and southern Oklahoma. Susser Holdings contributed this business to Susser Petroleum Partners, SUSP assumed certain debt and other liabilities and issued $2.0 million worth of SUSP common units to SUSS. In connection with this transaction, SUSS recorded a non-cash deferred tax charge of $3.5 million related to the contribution of goodwill from a taxable entity (SUSS) to a non-taxable entity (SUSP).
Financing Update
Susser Holdings and Susser Petroleum Partners completed sale leaseback transactions for 10 new Stripes stores during the third quarter at a total cost of $39.5 million, bringing to 30 the total number of new-build store sale leasebacks since the partnership's initial public offering at a cumulative cost of $121.0 million, including final cost true-ups. Total cumulative growth capital spending for SUSP since the IPO is approximately $135 million.
Third Quarter Financial and Operating Highlights
Merchandise - Merchandise sales totaled $281.6 million in the third quarter, an increase of $25.2 million, or 9.8 percent, from a year ago. Approximately $8.7 million of the increase came from stores that have been open a year or more, with the balance from 30 stores that were opened during the last four quarters. Same-store merchandise sales increased 3.4 percent, compared with an increase of 5.8 percent in the third quarter of 2012. Sales of food service, beer, packaged drinks and snacks drove the majority of the growth.
Net merchandise margin as a percentage of sales was 33.8 percent, flat versus a year ago. Merchandise gross profit was $95.2 million, up 9.8 percent from the year-ago third quarter. Gross profit growth was led by same-store dollar increases in food service and packaged drinks.

Retail Fuel - Retail fuel volumes increased 9.6 percent year-over-year to 239.4 million gallons. Average gallons sold per store were 5.6 percent higher than a year ago, at approximately 32,700 gallons per week. Retail fuel revenues totaled $825.4 million, an increase of 7.6 percent compared with the third quarter of 2012, reflecting the increase in gallons sold, partly offset by a 6-cent-per-gallon decline in the average selling price of motor fuel versus a year earlier.
Retail fuel gross margin averaged 18.3 cents per gallon, compared with 20.1 cents per gallon a year ago. (The third quarter 2013 retail fuel margin was reduced by the 3-cent-per-gallon gross profit margin to SUSP that was implemented September 25, 2012.) After deducting credit card expense, the net fuel margin was 12.6 cents per gallon for the latest quarter, versus a net 14.5 cents per gallon reported a year earlier. Retail fuel gross profit was $43.7 million, down 0.4 percent year-over-year due to the decline in margin per gallon, partly offset by higher volumes sold. Adjusting for the SUSP mark-up, retail fuel gross profit increased 16.7 percent year-over-year on a comparable basis.
Wholesale Fuel - Susser's wholesale segment includes all of SUSP's operations as well as the consignment sales and transportation business that were not contributed to SUSP. Wholesale fuel volumes sold to third parties - which is all gallons except those distributed to Susser's retail stores - were up 8.2 percent from the third quarter of last year to 162.1 million gallons. Wholesale fuel revenues declined 3.1 percent from a year ago to $478.9 million. This revenue decline is the result of a 15-cent-per-gallon price reduction versus a year ago, partly offset by the increase in volumes sold.
Wholesale fuel gross margin from third parties was 7.8 cents per gallon, compared with 6.1 cents in the third quarter of last year. Wholesale fuel gross profit increased by $10.4 million from the prior-year period - or 108.3 percent - to $19.9 million. This increase was primarily the result of the $7.2 million gross profit attributable to the previously discussed 3-cent-per-gallon mark-up charged to the retail segment, as well as the increase in gallons sold.
Year-to-Date Financial and Operating Highlights
For the nine months ended September 29, 2013, Susser's same-store merchandise sales grew 3.3 percent. Revenues increased by 4.9 percent to $4.6 billion, driven by increases in merchandise sales and retail and wholesale fuel revenues. Merchandise sales totaled $803.8 million, up 9.3 percent from the year-earlier period. Merchandise margin was 33.7 percent, compared with 33.8 percent for the first nine months of 2012.
Retail fuel margin was 17.7 cents per gallon year-to-date, compared with 22.0 cents for the same period in 2012. Last year's margin was not reduced by the 3-cent-per-gallon profit margin to SUSP prior to September 25, 2012. On a comparable basis adjusting for this mark-up, retail fuel margin for the 2013 nine month period was 1.3 cents per gallon lower than the same period in 2012. After deducting credit card expense, net fuel margin was 12.1 cents per gallon, compared with 16.4 cents per gallon reported in the first nine months of 2012. Wholesale fuel margin was 6.8 cents per gallon, compared with 6.1 cents per gallon in the prior-year period.
Adjusted EBITDA(1) for the first three quarters totaled $131.7 million, down 4.1 percent from the same period in 2012. Gross profit was $487.3 million, up 7.1 percent due to higher gross profit from merchandise and wholesale fuel, partly offset by lower retail fuel gross profit. Excluding the impact of the non-recurring interest charge related to the refinance and the non-cash deferred tax charge in the second and third quarters of 2013, year-to-date adjusted net income was $28.6 million, or $1.32 per diluted share. Excluding the impact of non-cash deferred tax charge in the third quarter of 2012, adjusted net income was $39.8 million, or $1.87 per diluted share. Reported net income for the first nine months of 2013, including the impact of these charges was $8.4 million, or $0.38 per diluted share, versus net income of $36.1 million, or $1.70 per diluted share, for the first nine months of last year. A reconciliation of reported to adjusted earnings is provided later in this news release.

2013 Guidance
The Company is adjusting its 2013 full-year guidance as follows:

	New FY 2013 Guidance	Previous FY 2013 Guidance	9 Months 2013 Actual	FY 2012 Actual
Merchandise Same-Store Sales Growth	3.0%-4.0%	2.5%-4.5%	3.3%	6.6%
Merchandise Margin, Net of Shortages	33.5%-34.0%	33.25%-34.25%	33.7%	33.9%
Retail Average Per-Store Gallons Growth	4.0%-5.5%	2.0%-5.0%	5.1%	5.8%
Fuel Gross Profit Margins (cents / gallon):
Margin on Retail Gallons Sold (a)	16.0-18.0	15.0-18.0	17.7	21.8
Margin on Wholesale Gallons Sold to Third Parties (b)	6.0-7.0	4.5-6.5	6.8	6.2
Margin on Wholesale Gallons Sold to Retail Segment (c)	approx 3	approx 3	3.0
Rent Expense (millions) (f)	$46-$48	$46-$48	$35.7	$46.4
Depreciation, Amortization & Accretion Expense (millions)	$58-$64	$58-$64	$44.8	$51.4
Interest Expense (millions) (d)	$21-$24	$24-$27	$19.0	$41.0
New Retail Stores (e)	28-30	28-30	20	25
New Wholesale Dealer Sites (e)	32-40	28-40	24	39
Gross Capital Spending (millions) (f)	$220-$235	$195-$215	$167.3	$179
Net Capital Spending (millions) (f)	$220-$235	$195-$210	$167.2	$178

(a)
We report retail fuel margin before deducting credit card costs, which were approximately 5.6 cents per gallon both for the third quarter and the first nine months of 2013. The Company has provided quarterly fuel margin history on its website. The average retail selling price per gallon of fuel was $3.45 both for the third quarter and the first nine months of fiscal 2013. 2013 retail fuel margin guidance reflects reduction of approximately 3 cents per gallon for gross profit mark-up now charged by SUSP, which reduced retail gross profit for the first nine months of 2013 by approximately $20.8 million. The mark-up charged to the retail segment is included in the wholesale segment gross profit.

(b)
Wholesale segment margin on third-party gallons includes SUSP operations and gallons sold at consignment locations retained by SUSS but excludes gallons sold to the retail division. This metric remains the same as it was prior to the SUSP initial public offering.

(c)	Wholesale segment margin to Stripes retail stores reflects the mark-up charged by SUSP effective September 25, 2012.

(d)
Reflects the impact of refinancing the $425 million 8.5% senior unsecured notes effective May 15, 2013. Excludes approximately $26 million pre-tax charges related to the refinancing. Beginning on May 15, 2013 the borrowing rate under the Company's primary debt facilities fell from 8.5 percent to LIBOR plus 200 basis points, or approximately 2.2 percent as of September 29, 2013.

(e)
Numbers for both years do not reflect existing retail or wholesale store closures, which are typically lower volume locations than new sites. In the first nine months of 2013, the company closed three retail stores and discontinued 16 wholesale sites.

(f)
Gross capital expenditures include acquisitions and purchase of intangibles. Net capital spending reduces gross capital expenditures by proceeds from sale leaseback transactions and asset dispositions. The Company does not provide guidance on potential acquisitions. Net capital spending is not reduced for debt financing. The impact of sales of stores by SUSS to SUSP under sale leaseback agreements does not impact Susser's consolidated capital expenditures or rent expense.

_______________________

(1)
Adjusted EBITDA is a non-GAAP financial measure of performance that has limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under “Key Operating Metrics” later in this news release for a discussion of our use of Adjusted EBITDA and Adjusted EBITDAR, and a reconciliation to net income (loss) attributable to Susser Holdings Corporation for the periods presented.

Third Quarter Earnings Conference Call
Susser's management team will hold a conference call today at 10:00 a.m. ET (9:00 a.m. CT) to discuss third quarter 2013 results for both Susser Holdings Corporation and Susser Petroleum Partners LP. To participate in the call, dial

480-629-9771 10 minutes early and ask for the Susser conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Susser Holdings' web site at www.susser.com and Susser Petroleum Partners' web site at www.susserpetroleumpartners.com under Events and Presentations. A telephone replay will be available through November 13 by calling 303-590-3030 and using the access code 4645491#.

Susser Holdings Corporation is a third-generation family led business based in Corpus Christi, Texas that operates over 575 convenience stores in Texas, New Mexico and Oklahoma under the Stripes® banner. Restaurant service is available in approximately 370 of its stores, primarily under the proprietary Laredo Taco Company® brand. Susser Holdings also is majority owner and owns the general partner of Susser Petroleum Partners LP, which distributes over 1.5 billion gallons of motor fuel annually to Stripes® stores, independently operated consignment locations, convenience stores and retail fuel outlets operated by independent operators and other commercial customers in Texas, New Mexico, Oklahoma, and Louisiana.

Forward-Looking Statements
This news release contains "forward-looking statements" which may describe Susser's objectives, expected results of operations, targets, plans, strategies, costs, anticipated capital expenditures, potential acquisitions, new store openings and/or new dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competitive pressures from convenience stores, gasoline stations, other non-traditional retailers located in our markets and other wholesale fuel distributors; volatility in crude oil and wholesale petroleum costs; increasing consumer preferences for alternative motor fuels, or improvements in fuel efficiency; inability to build or acquire and successfully integrate new stores; our dependence on our subsidiaries for cash flow generation, including SUSP, and our exposure to the business risks of SUSP by virtue of our controlling ownership interest; operational limitations imposed by our contractual arrangements with SUSP; risks relating to our substantial indebtedness and the restrictive covenants associated with that indebtedness; our ability to comply with federal and state regulations including those related to alcohol, tobacco and environmental matters; dangers inherent in storing and transporting motor fuel; pending or future consumer or other litigation or adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; wholesale cost increases of tobacco products or future legislation or campaigns to discourage smoking; costs associated with employee healthcare requirements; compliance with, or changes in, tax laws-including those impacting the tax treatment of SUSP; dependence on two principal suppliers for merchandise; dependence on suppliers for credit terms; seasonality; dependence on senior management and the ability to attract qualified employees; acts of war and terrorism; dependence on our information technology systems; severe weather; cross-border risks associated with the concentration of our stores in markets bordering Mexico; impairment of goodwill or indefinite lived assets; and other unforeseen factors.

For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of the Company's most recently filed annual report on Form 10-K and subsequent quarterly filings. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Financial statements follow
# # #

Susser Holdings Corporation
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 29, 2013	September 30, 2012	September 29, 2013
	(dollars in thousands, except share and per share amounts)
Revenues:
Merchandise sales	$256,419	$281,610	$735,614	$803,815
Motor fuel sales	1,231,873	1,304,383	3,647,937	3,795,186
Other income	12,524	13,550	38,159	40,779
Total revenues	1,500,816	1,599,543	4,421,710	4,639,780
Cost of sales:
Merchandise	169,738	186,415	486,846	532,656
Motor fuel	1,177,649	1,239,873	3,477,252	3,616,926
Other	1,215	1,036	2,652	2,931
Total cost of sales	1,348,602	1,427,324	3,966,750	4,152,513
Gross profit	152,214	172,219	454,960	487,267
Operating expenses:
Personnel	47,178	54,042	133,907	155,664
General and administrative	12,138	14,442	36,044	39,752
Other operating	41,189	45,068	117,269	129,771
Rent	11,579	11,762	34,668	35,666
Loss on disposal of assets and impairment charge	455	380	489	1,507
Depreciation, amortization and accretion	13,184	15,482	38,299	44,808
Total operating expenses	125,723	141,176	360,676	407,168
Income from operations	26,491	31,043	94,284	80,099
Other income (expense):
Interest expense, net	(10,653)	(2,380)	(31,080)	(45,152)
Other miscellaneous	(125)	(221)	(330)	(460)
Total other expense, net	(10,778)	(2,601)	(31,410)	(45,612)
Income before income taxes	15,713	28,442	62,874	34,487
Income tax expense	(8,579)	(10,756)	(26,449)	(12,351)
Net income and comprehensive income	7,134	17,686	36,425	22,136
Less: Net income attributable to noncontrolling interest	287	4,789	289	13,731
Net income attributable to Susser Holdings Corporation	$6,847	$12,897	$36,136	$8,405
Net income per share attributable to Susser Holdings Corporation:
Basic	$0.33	$0.61	$1.75	$0.40
Diluted	$0.32	$0.59	$1.70	$0.38
Weighted average shares outstanding:
Basic	20,725,514	21,175,517	20,669,366	21,127,339
Diluted	21,343,040	21,633,375	21,240,363	21,638,800

Susser Holdings Corporation
Consolidated Balance Sheets

	December 30, 2012	September 29, 2013
		unaudited
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$286,232	$34,664
Accounts receivable, net of allowance for doubtful accounts of $707 at December 30, 2012 and $582 at September 29, 2013	105,874	142,280
Inventories, net	115,048	125,421
Other current assets	6,678	10,082
Total current assets	513,832	312,447
Property and equipment, net	602,151	704,729
Other assets:
Marketable securities	148,264	37,936
Goodwill	244,398	253,894
Intangible assets, net	45,764	41,829
Other noncurrent assets	15,381	16,660
Total assets	$1,569,790	$1,367,495
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$171,545	$193,160
Accrued expenses and other current liabilities	63,834	63,842
Current maturities of long-term debt	36	538
Total current liabilities	235,415	257,540
Revolving line of credit	35,590	327,800
Long-term debt	571,649	41,882
Deferred tax liability, long-term portion	80,992	80,525
Other noncurrent liabilities	45,445	42,956
Total liabilities	969,091	750,703
Commitments and contingencies:
Shareholders’ equity:
Susser Holdings Corporation shareholders’ equity:
Common stock, $.01 par value; 125,000,000 shares authorized; 21,619,700 issued and 21,229,499 outstanding at December 30, 2012; 21,631,069 issued and 21,374,546 outstanding as of September 29, 2013	212	213
Additional paid-in capital	276,430	282,432
Treasury stock, common shares, at cost; 390,201 as of December 30, 2012; 256,523 as of September 29, 2013	(8,068)	(5,608)
Retained earnings	120,924	129,329
Total Susser Holdings Corporation shareholders’ equity	389,498	406,366
Noncontrolling interest	211,201	210,426
Total shareholders’ equity	600,699	616,792
Total liabilities and shareholders’ equity	$1,569,790	$1,367,495

Key Operating Metrics
The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance:

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 29, 2013	September 30, 2012	September 29, 2013
	(dollars and gallons in thousands, except motor fuel pricing and gross profit per gallon)
Revenue:
Merchandise sales	$256,419	$281,610	$735,614	$803,815
Motor fuel—retail	767,208	825,440	2,277,728	2,414,269
Motor fuel—wholesale	464,665	478,943	1,370,209	1,380,917
Other	12,524	13,550	38,159	40,779
Total revenue	$1,500,816	$1,599,543	$4,421,710	$4,639,780
Gross profit:
Merchandise	$86,681	$95,195	$248,769	$271,159
Motor fuel—retail (2)	43,887	43,708	141,413	123,706
Motor fuel—wholesale to third parties (3)	9,172	12,724	27,311	31,547
Motor fuel—wholesale to Stripes (3)	404	7,225	404	20,648
Other, including intercompany eliminations	12,070	13,367	37,063	40,207
Total gross profit	$152,214	$172,219	$454,960	$487,267
Adjusted EBITDA (4):
Retail	$35,316	$34,335	$120,966	$93,972
Wholesale	8,289	18,394	21,811	46,090
Other	(2,013)	(3,324)	(5,368)	(8,330)
Total Adjusted EBITDA	$41,592	$49,405	$137,409	$131,732
Retail merchandise margin	33.8%	33.8%	33.8%	33.7%
Merchandise same-store sales growth (1)	5.8%	3.4%	6.8%	3.3%
Average per retail store per week:
Merchandise sales	$36.0	$38.1	$34.7	$36.6
Motor fuel gallons sold	30.9	32.7	30.5	32.1
Motor fuel gallons sold:
Retail	218,507	239,387	641,905	698,939
Wholesale - third party	149,828	162,117	444,974	464,934
Average retail price of motor fuel per gallon	$3.51	$3.45	$3.55	$3.45
Motor fuel gross profit (cents per gallon):
Retail (2)	20.1 ¢	18.3 ¢	22.0 ¢	17.7 ¢
Wholesale - third party (3)	6.1 ¢	7.8 ¢	6.1 ¢	6.8 ¢
Retail credit card expense (cents per gallon)	5.6 ¢	5.6 ¢	5.6 ¢	5.6 ¢

(1)	We include a store in the same store sales base in its thirteenth full month of our operation.

(2)
Effective September 25, 2012, the retail fuel margin reflects a reduction of approximately three cents per gallon as SUSP began charging a profit mark-up on gallons sold to our retail segment. Prior to this date, no gross profit mark-up was charged by the wholesale segment to the retail segment. Had this profit mark-up to SUSP been in effect for all of 2012, the average retail margin for the three and nine months ended September 30, 2012, respectively would have been reported as 17.1 and 19.0 cents per gallon.

(3)
The wholesale margin from third parties excludes sales and gross profit to the retail segment. Wholesale margin to Stripes reflects the markup of approximately three cents per gallon beginning September 25, 2012. Prior to this date, no profit margin was recognized in the wholesale segment on sales to Stripes stores.

(4)
We define EBITDA as net income (loss) attributable to Susser Holdings Corporation before net interest expense, income taxes, net income attributable to noncontrolling interest and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR adds back rent to Adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of Adjusted EBITDA and Adjusted EBITDAR are also excluded in measuring our covenants under our debt agreements and indentures. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not presented in accordance with GAAP.
We believe EBITDA, Adjusted EBITDA and Adjusted EBITDAR are useful to investors in evaluating our operating performance because:

•	securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities;

•
they facilitate management’s ability to measure the operating performance of our business on a consistent basis by excluding the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

•
they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and

•	they are used by our Board and management for determining certain management compensation targets and thresholds.
EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance. EBITDA, Adjusted EBITDA and Adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our existing revolving credit facilities or existing notes;

•	they do not reflect payments made or future requirements for income taxes;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDAR do not reflect cash requirements for such replacements, and;

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR may not be comparable to similarly titled measures of other companies.
Subsequent to the SUSP IPO, we revised our definition of EBITDA to exclude the impact of noncontrolling interest, in order to present a consolidated amount for EBITDA, Adjusted EBITDA and Adjusted EBITDAR which is consistent with the metrics used by our management and in our credit agreement covenants. Prior to the SUSP IPO, the amount of noncontrolling interest was not material.

The following table presents a reconciliation of net income (loss) attributable to Susser Holdings Corporation to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 29, 2013	September 30, 2012	September 29, 2013
	(in thousands)
Net income attributable to Susser Holdings Corporation	$6,847	$12,897	$36,136	$8,405
Net income attributable to noncontrolling interest	287	4,789	289	13,731
Depreciation, amortization and accretion	13,184	15,482	38,299	44,808
Interest expense, net	10,653	2,380	31,080	45,152
Income tax expense	8,579	10,756	26,449	12,351
EBITDA	39,550	46,304	132,253	124,447
Non-cash stock based compensation	1,462	2,500	4,337	5,318
Loss on disposal of assets and impairment charge	455	380	489	1,507
Other miscellaneous expense	125	221	330	460
Adjusted EBITDA	41,592	49,405	137,409	131,732
Rent	11,579	11,762	34,668	35,666
Adjusted EBITDAR	$53,171	$61,167	$172,077	$167,398

	Net Income Attributable to Susser Holdings Corporation
	Impact of Unusual Items
	Three Months Ended				Nine Months Ended
	September 30, 2012		September 29, 2013		September 30, 2012		September 29, 2013
	(dollars in thousands, except per share amounts)
	After-Tax Income	Diluted EPS	After-Tax Income	Diluted EPS	After-Tax Income	Diluted EPS	After-Tax Income	Diluted EPS
As Reported	$6,847	$0.32	$12,897	$0.59	$36,136	$1.70	$8,405	$0.38
Non-cash deferred tax charge on SUSP IPO	3,616	0.17	—	—	3,616	0.17	—	—
May 2013 refinancing	—	—	—	—	—	—	16,744	0.77
Non-cash deferred tax charge on GFI Contribution	—	—	3,466	0.17	—	—	3,466	0.17
As Adjusted	$10,463	$0.49	$16,363	$0.76	$39,752	$1.87	$28,615	$1.32